As filed with the Securities and Exchange Commission on August 8, 2017.	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	72-0487776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Poydras Street, Suite 1500 New Orleans, Louisiana	70130
(Address of Principal Executive Offices)	(Zip Code)

Tidewater Inc. 2017 Stock Incentive Plan

(Full title of the plan)

Bruce D. Lundstrom

Executive Vice President, General Counsel and Secretary

Tidewater Inc.

601 Poydras Street

Suite 1500

New Orleans, Louisiana 70130

(504) 568-1010

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Curtis R. Hearn and Hope M. Spencer

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $0.001 per share)	3,048,877 shares	$23.38(2)	$71,282,744(2)	$8,261.67

(1)	Upon a recapitalization, reclassification, stock dividend, stock split, combination of shares, or other similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of our Common Stock on the New York Stock Exchange on August 1, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Tidewater Inc. 2017 Stock Incentive Plan in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Tidewater Inc. (the “Company” or the “Registrant”) with the Commission, are incorporated by reference into this Registration Statement (except for the portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission, which are deemed not to be incorporated by reference into this Registration Statement):

(a)    The Company’s latest Annual Report on Form 10-K, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)    All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c)    The description of the Company’s Common Stock included in Amendments to our Registration Statement on Form 8-A/A filed with the Commission on May 24, 1993 under the Exchange Act, as amended by Item 5.03 of the Current Report on Form 8-K filed with the Commission on July 31, 2017, and including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As a corporation incorporated under Delaware law, the Company’s indemnification of its directors and officers is governed by the Delaware General Corporation Law (the “DGCL”). The Company’s Restated Certificate of Incorporation (the “Charter”) provides indemnification to its directors and officers to the fullest extent permitted by the DGCL, as discussed in greater detail below. The Company has also entered into, or expects to enter into, an indemnification agreement (the “Indemnification Agreement”) with each of its directors and certain officers (each, an “Indemnitee”) and maintains an insurance policy designed to reimburse the Company for any payments arising from such indemnification.

Section 102(b)(7) of the DGCL allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article VII of the Charter contains such a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty to the fullest extent permitted by the DGCL.

In addition, Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Article VIII of the Charter provides for mandatory indemnification of any current or former directors or officers of the Company or anyone who was or is involved or threatened to be involved as a party or otherwise in any action, suit or proceeding (each a “Covered Person”) for all expenses, liabilities and losses incurred by reason of his actions in such capacity on behalf of the Company, provided that the Company shall be required to indemnify such Covered Person in connection with any action, suit or proceeding (or part thereof) commenced by such Covered Person only if the commencement of such action, suit or proceeding (or part thereof) by such Covered Person was authorized by the Company’s board of directors. Article VIII of the Charter also generally requires the mandatory advancement of expenses and coverage of amounts paid in settlement without the approval of the Company and provides a Covered Person with the right to sue if the Company does not pay upon a written demand within 30 days, which may be extended up to an additional 30 days.

Finally, the Indemnification Agreements provide, among other things, that the Company will, to the fullest extent permitted by Delaware law but subject to certain specific procedures, conditions, and limitations, indemnify each Indemnitee against expenses, judgments, fines, amounts paid in settlement, and other losses paid or incurred by the Indemnitee if, by reason of such Indemnitee’s status as a director or officer of the Company, such Indemnitee was or is a party to, or can reasonably expect to be made a party to or otherwise involved in, any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative. The Indemnification Agreements also provide that the Company will indemnify each Indemnitee against expenses paid or incurred by the Indemnitee if, by reason of such Indemnitee’s status as a director or officer of the Company, such Indemnitee was or is involved solely as a witness. In addition, the Indemnification Agreements provide for the advancement of expenses incurred by each Indemnitee, subject to certain conditions and exceptions, in connection with any proceeding covered by the Indemnification Agreements.

The foregoing is only a general summary of certain aspects of Delaware law, the Charter, and the form of Indemnification Agreement, in each case dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the relevant provisions of the DGCL; the Charter, which is attached as Exhibit 4.1 to this Registration Statement; and the form of Indemnification Agreement, which is on file with the Commission.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits are listed in the Exhibit Index, which appears at the end of, and is incorporated by reference into, this Registration Statement.

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 8, 2017.

TIDEWATER INC.

By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President,
General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce D. Lundstrom or Quinn P. Fanning, or either one of them (with full power in each to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 8, 2017.

Signature	Title

/s/ Jeffrey M. Platt Jeffrey M. Platt	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Quinn P. Fanning Quinn P. Fanning	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Craig J. Demarest Craig J. Demarest	Vice President, Principal Accounting Officer and Controller (Principal Accounting Officer)

S-1

/s/ Thomas R. Bates, Jr. Thomas R. Bates, Jr.	Chairman of the Board

/s/ Alan J. Carr Alan J. Carr	Director

/s/ Randee E. Day Randee E. Day	Director

/s/ Dick Fagerstal Dick Fagerstal	Director

/s/ Steven L. Newman Steven L. Newman	Director

/s/ Larry T. Rigdon Larry T. Rigdon	Director

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4.1	Restated Certificate of Incorporation of Tidewater Inc. dated July 31, 2017 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on July 31, 2017).

5.1*	Opinion of Jones Walker LLP.

10.1	Tidewater Inc. 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on July 31, 2017).

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Jones Walker LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors (included in the signature pages of this Registration Statement).

*	Filed with this Registration Statement

E-1